Exhibit 10.27

July 15, 2005

Mr. Stephen D. Reichenbach

5012 141st Avenue S.E.

Bellevue, WA 98006

Dear Steve:

On behalf of Applied Precision, I am pleased to offer you a position as Chief Financial Officer, reporting to me at an annualized base salary of $220,000.00; paid bi-weekly at the rate of $8,461.54. In addition you will be eligible for an annual bonus equal to 40% of your base salary which will be dependent upon your ability to meet the metrics we define. For the year 2005 your bonus will be prorated based on the number of months worked.

We will recommend that you be granted an option to purchase 120,000 units of the Common Units of Applied Precision Holdings, LLC. These options will have a five-year vesting schedule, as follows:

•	20% on the anniversary of your hire date in the 12th month of employment

•	The remaining 80% vests monthly in equal amounts over the subsequent 48 months

We will submit this recommendation to the APHLLC Board of Directors as soon as practical after you become a full time employee of the Company. These options are subject to approval by the Board of Directors and the terms and conditions of the Company’s APHLLC Unit Option Plan.

I would like to point out that, as with other employees, your employment with the Company will be “at will” and either you or Applied Precision may terminate your employment at any time and for any reason.

If your employment is terminated other than for cause or total disability during the employment term, upon receipt of a fully executed ‘Release of Claims’ you will be provided with continuation of payments of your base salary at the rate then in effect for twelve (12) months; provided that during the final six (6) months such payments will be reduced by any compensation earned from employment or consulting during that period. If you elect to continue medical and/or dental coverage after termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), monthly premium payments for you and your spouse (if covered) will be reimbursed for twelve (12) months as long as you are not eligible for coverage with another employer and as long as you are eligible for COBRA.

In accordance with legal requirements, the position offered to you is conditional upon your ability to provide and maintain the proper and necessary documentation required for you and Applied Precision to comply with United States Immigration and Naturalization laws and regulations. This offer is also contingent on the satisfactory results of reference checks, background check completed by Christian and Timbers and a pre-employment drug screen. Satisfactory results must be received and reviewed prior to your first day of employment.

To indicate your formal acceptance of this offer, please return the following at your earliest convenience, but no later than your first day of work.

1)	Signed copy of this letter;

2)	Signed copy of Applied Precision Employee Confidentiality, Inventions, Non-Solicitation and At-Will-Employment Agreement

Please return all signed documents to the attention of:

Maren Bower

Human Resources Coordinator

Applied Precision

1040 12th Avenue N .W.

Issaquah, WA 98027-8929

You will be covered by most of our benefits on the first day of the month following your hire date. Please refer to the enclosed summary. Your position will receive our Executive FTO accrual which is the standard accrual plus an additional five (5) days each year. If you have any questions about the benefits, please contact Maren Bower in Human Resources at (425) 657-1528.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if we mutually agree. If you wish to accept the offer, please sign in the place provided below and return it within the prescribed time.

Steve, I anticipate your being very successful at Applied Precision and being a significant contributor. I am excited about the prospect of having you become a part of our team and look forward to working with you!

Sincerely,

/s/ Ronald Seubert
Ron Seubert
CEO

I accept this offer of employment with Applied Precision, LLC and agree to the terms and conditions outlined in this letter. My start date with Applied Precision will be August 22, 2005.

/s/ Stephen Reichenbach	8/22/05
Stephen D. Reichenbach	Date